Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, December 27, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

THE EXPLORATION COMPANY ANNOUNCES RECORD
2007 CAPEX AND DRILLING ACTIVITY

SAN ANTONIO - Dec. 27, 2006 - The Exploration Company (Nasdaq:TXCO) today announced a record capital expenditure plan and drilling program for 2007. It also provided an update on its current Texas drilling activity.

CAPEX

TXCO’s board of directors has approved an initial 2007 capital budget in a range of $70 million to $75 million - the Company’s largest ever, targeting 103 gross wells and a 70 percent increase over the revised 2006 target of 60-plus wells. The Company expects to fund its CAPEX program from internal cash flow and an existing bank credit facility.

The capital budget may be revised, based on drilling plan changes by partners, rig availability, drilling results, operational developments, unanticipated transaction opportunities, market conditions or commodity price fluctuations.

The Maverick Basin’s prolific Glen Rose Porosity oil play (73-100 percent working interest) will continue to receive the largest share of the CAPEX budget, $39.3 million for 39 wells, including five re-entries. TXCO’s emerging San Miguel oil sands play (50% WI) will receive $9.1 million for 32 wells. The budget calls for three wells to the gas-prone Pearsall formation (50% WI), budgeted at $4.8 million. The budget allocates $4.9 million for seven wells targeting the Georgetown formation (63-100% WI) and $5.8 million for 10 wells to the Glen Rose reefs and shoals. The Company will continue development of its Pena Creek San Miguel waterflood (100% WI) with $3.5 million set aside for 11 wells.

In the Marfa Basin (50% WI), which is prospective for the Barnett and Woodford shales, the Company has allocated approximately $3.0 million for one new well and a three-dimensional seismic acquisition program. Other items in the budget, including leasing and infrastructure projects, are earmarked for $2.0 million.

TXCO Initial CAPEX Budget Comparison*

Formation/Project	2007 CAPEX ($ Millions)	2007 Gross Wells	2006 Wells YTD	% WI
Glen Rose Porosity (oil)	$39.3	39	31	73-100
Glen Rose Shoals/Reefs (gas)	5.8	10	2	48-100
Pearsall (gas)	4.8	3	1	50
Georgetown (gas/oil)	4.9	7	4	63-100
Pena Creek San Miguel (oil)	3.5	11	15	100
Marfa Basin (Barnett/Woodford Shales)	3.0	1	1	50
San Miguel oil sands	9.1	32	1	50
Other	2.0	-	2	-
Total	$72.4	103	57	-

*Initial capital expenditures may be revised based on rig availability, drilling results, operational developments, unanticipated transaction opportunities, market conditions or commodity price fluctuations.

Current Operations

Through mid December, TXCO has begun 57 Texas wells in 2006, including 39 wells now on production, five completed and awaiting hook-up, eight to be completed or re-completed, three drilling and one to be plugged and abandoned. In the Maverick Basin, 31 of the wells have targeted the Glen Rose Porosity, 15 wells have been drilled to the Pena Creek San Miguel, four to the Georgetown, one each to a Glen Rose Shoal and Reef, one to the Pryor and one to the Pearsall, one to the San Miguel oil sands, plus a disposal well. Additionally, a re-entry in the Marfa Basin of West Texas targeted the Barnett and Woodford shales. An annual hunting season drilling moratorium on certain Maverick Basin leases began in November, which impacts fourth-quarter drilling and oil and gas sales. The moratorium ends in mid January.

Glen Rose Porosity

The largest share of TXCO’s 2006 drilling program has focused on the Glen Rose Porosity with 31 wells spudded through early December, including 20 wells placed on production, five completed and awaiting hook-up, three in completion or re-completion and two currently drilling.

Oil Sands

The Company is well into the steam injection phase of an initial two-well San Miguel oil sands pilot. The 90- to 120-day steaming test is designed to determine optimum steam-to-oil injection ratios. Initial production also will help establish benchmark pricing for upgraded oil. Encouraged by early test results, TXCO and its partner, a unit of Pearl Exploration and Production Ltd., Calgary, Alberta, plan to drill at least 32 additional oil sands wells during 2007, including wells carried over from this year. TXCO serves as operator and has a 50 percent working interest.

Pearsall

Completion and testing is under way on the Barclay 162-2 (50% WI), a vertical Pearsall shale delineation project operated by EnCana Oil & Gas (USA) Inc. The well is the first of a series of wells that will test the Pearsall, a potential gas-prone resource play. EnCana’s extensive fracture stimulation testing and evaluation process is expected to continue into first-quarter 2007.

Marfa Basin

Testing continues on the Simpson 1 (50% WI), a re-entry and the first well on TXCO’s Marfa Basin acreage. The well targets the Woodford and/or Barnett shales. The well is providing valuable data as TXCO and its operating partner, Continental Resources Inc. of Enid, Okla., prepare to shoot 3-D seismic and drill a new Marfa Basin well in 2007.

Management Perspective

“We are truly excited about the Company’s potential as we ready for another record year of drilling in 2007,” said Chairman, President and CEO James E. Sigmon. “TXCO will undertake its largest CAPEX program ever, including progress on our three catalysts that could have a significant impact on our future production and reserves - the Pearsall shale and San Miguel oil sands projects in the Maverick Basin and the Barnett/Woodford shales prospect in the Marfa Basin. Meanwhile, we plan to continue to expand our successful Glen Rose Porosity oil play. Coupled with our strong balance sheet, high oil price realizations and excellent cash flow, I believe the next year will see our accelerating growth continue.”

About The Exploration Company

The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to capital expenditures, drilling plans, production levels, oil and gas prices, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended Sept. 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.